CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the Registration Statement No. 2-66907 on Form N-1A of the John Hancock Bond Trust, of our reports dated July 6, 2004 appearing in the Annual Report to the Shareholders of John Hancock Government Income Fund, John Hancock Investment Grade Bond Fund and John Hancock High Yield Fund for the year ended May 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.



/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 27, 2004